FORM OF JOINDER AGREEMENT TO

AGENCY AGREEMENT

This Joinder Agreement, dated as of September 6, 2016 (this “Joinder”), by and among DST SYSTEMS, INC., a Delaware corporation (“DST”), NEXPOINT CAPITAL, INC., a Delaware corporation (“NexPoint Capital”), and NEXPOINT ADVISORS, L.P., a limited partnership, (“Sponsor”), any other real estate investment programs set forth on Exhibit A, attached hereto, as amended from time to time and who have executed an amendment to this Agreement agreeing to be bound hereby (NexPoint Capital and each such real estate investment program hereafter severally referred to as the “Fund”), and NREA Gardens, DST, a Delaware statutory trust, NexPoint Real Estate Strategies Fund, a Delaware statutory trust, NexPoint Discount Yield Fund, a Delaware statutory trust, NexPoint Energy and Materials Opportunity Fund, a Delaware statutory trust, NexPoint Healthcare Opportunities Fund, a Delaware statutory trust, NexPoint Latin American Opportunities Fund, a Delaware statutory trust, NexPoint Distressed Strategies Fund, a Delaware statutory trust, NexPoint Merger Arbitrage Fund, a Delaware statutory trust, NexPoint Multifamily Capital Trust, Inc., a Maryland corporation, (each an “Additional Fund”). Terms not otherwise defined in this Joinder Agreement shall have the meaning ascribed thereto in the Agreement.

1. The Additional Funds hereby agree to (a) become a party, severally and not jointly, to that Agency Agreement, dated as of August 5th, 2014, originally by and among DST, NexPoint Capital and the Sponsor and those Ancillary Agreements (collectively referred to as the “Agreement”); and (b) be bound by all terms and conditions of the Agency Agreement and the Ancillary Agreements as a “Fund” (as such term is defined in the Agency Agreement), having such rights, entitlements and obligations as set forth in the Agreement; provided, that notwithstanding anything contained in the Agreement to the contrary, the obligations of each Additional Fund or Trust under the Agreement shall be several and not joint. By its signature below, the Additional Funds severally, but not jointly, confirms to DST, as of tile date hereof, its representations and warranties set forth in the Agreement. The Additional Funds acknowledge receipt of a copy of the Agency Agreement and the Ancillary Agreements. Each Fund hereby appoints DST as its transfer agent and dividend disbursing agent pursuant to the terms of this Joinder Agreement and the Agreement.

2. Each of DST, NexPoint Capital, and Sponsor hereby agree to accept the Additional Funds as a party to the Agency Agreement and the Ancillary Agreements and that the Additional Funds shall be a “Fund” (as such term is defined in the Agency Agreement) under the Agreement, having such rights, entitlements and obligations as set forth in the Agreement.

3. Term.

(a)	Notwithstanding anything contained in the Agreement, this Joinder Agreement shall be in effect upon the Effective Date and shall continue in full force and effect for an initial period of two (2) years commencing upon the first use of DST’s Services in production after the conversion of the Fund’s Securityholder records onto the TA2000 System (the “Term”).

(b)	This Joinder Agreement (but not the Agreement to which this Joinder Agreement relates, or any other Joinder Agreement to the Agreement) may be terminated by either the Fund(s), Sponsor or DST, effective as of the last day of the then current Term of this Joinder Agreement by the giving to the other parties at least one hundred twenty (120) days prior written notice; provided, however, that the effective date of any termination shall not occur during the period from December 15, through February 28th of any year to avoid adversely impacting year end. A termination of this Joinder Agreement shall have no effect on any other Joinder Agreement under the Agreement.

(c)	The Fund (or Sponsor on behalf of such Fund), Sponsor, or DST, in addition to any other rights and remedies, shall have the right to terminate this Joinder Agreement (but not the Agreement or any other Joinder Agreement to the Agreement) upon the occurrence at any time of a material failure by either other party or its assigns to perform its duties in accordance with this Joinder Agreement, which failure could materially adversely affect the business operations of such party and which failure is not remedied within thirty (30) days after notice is provided by such party to the other parties hereto.

(d)	In the event of a liquidation of a Fund, after the completion of such liquidation, this Joinder Agreement will be terminated with respect to such Fund. However, in the event the Fund is continued and becomes publically listed, then DST and Sponsor and the applicable Fund will negotiate in good faith a new fee schedule and a revised schedule of services to be provided with respect to such Fund. In the event DST and Sponsor are unable to agree upon such new fee schedules and schedule of services, either party may terminate this Joinder Agreement solely with respect to such publically traded Fund and not with respect to any other Fund within this Joinder Agreement.

4. Fees.

(a)	In consideration for its services to the Sponsor and the Funds as Transfer Agent and Dividend Disbursing Agent specified in the Agreement and this Joinder Agreement, each Sponsor and Fund will pay to DST compensation set forth on Exhibit B attached hereto (which shall replace the prior Fee Schedule under the Agreement) and also, all of DST’s reasonable billable expenses, charges, counsel fees, and other disbursements (“Compensation and Expenses”) incurred in connection with the agency as provided in Section 6 of the Agreement.

(b)	Sponsor and each Fund acknowledge and agree that, to the extent any fees, discounts and/or expenses relate to or apply to multiple Sponsors and/or Funds, the Sponsor and the Fund(s) will be responsible for that portion of such fees and expenses as set forth in the Agreement. Each of the Sponsor and each Fund hereby instructs and authorizes DST to follow Sponsor’s instructions with respect to such allocation and releases and waives any claims Sponsor or any Fund may have against DST and/or Sponsor as a result of DST’s implementing such allocation. However, notwithstanding the above, Sponsor and each Fund acknowledge in the event the allocation is not made as set forth in the Agreement and Sponsor and each Fund hereby authorize and direct Sponsor to provide a reasonable allocation of such amount and to provide DST with such allocation. Sponsor and each Fund hereby instructs and authorizes DST to follow Sponsor’s instructions with respect to such allocation and releases and waives any claims Sponsor or any Fund may have against DST and/or Sponsor as a result of DST’s implementing such instruction from Sponsor.

5. Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being continued and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Joinder Agreement with regard to the subject matter hereof, the terms of this Joinder Agreement shall control.

6. This Joinder Agreement may be executed by the parties hereto on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

DST SYSTEMS, INC.		NEXPOINT CAPITAL, INC.

By:	/s/ Christopher G. Shaw	By:	/s/ Dustin Norris
Title:	Officer	Title:	Dustin Norris, Secretary

NEXPOINT ADVISORS, L.P.		NREA GARDENS, DST

By: NexPoint Advisors GP, LLC,		By: NREA Gardens DST Manager, LLC,
Its General Partner		Its Manager

By:	/s/ Dustin Norris	By:	/s/ Brian Mitts
Title:	Dustin Norris, Secretary	Title:	Brian Mitts, Chief Financial Officer,
Executive Vice President – Finance, Treasurer

NEXPOINT REAL ESTATE STRATEGIES FUND		NEXPOINT DISCOUNT YIELD FUND

By:	/s/ Dustin Norris	By:	/s/ Dustin Norris
Title:	Dustin Norris, Secretary	Title:	Dustin Norris, Secretary

NEXPOINT ENERGY AND MATERIALS OPPORTUNITIES FUND		NEXPOINT HEALTHCARE OPPORTUNITIES FUND

By:	/s/ Dustin Norris	By:	/s/ Dustin Norris
Title:	Dustin Norris, Secretary	Title:	Dustin Norris, Secretary

NEXPOINT LATIN AMERICAN OPPORTUNITIES FUND		NEXPOINT DISTRESSED STRATEGIES FUND

By:	/s/ Dustin Norris	By:	/s/ Dustin Norris
Title:	Dustin Norris, Secretary	Title:	Dustin Norris, Secretary

NEXPOINT MERGER ARBITRAGE FUND		NEXPOINT MULTIFAMILY CAPITAL TRUST, INC.

By:	/s/ Dustin Norris	By:	/s/ Brian Mitts
Title:	Dustin Norris, Secretary	Title:	Brian Mitts, Chief Financial Officer,
Executive Vice President – Finance, Treasurer

EXHIBIT A

LIST OF FUNDS / TRUSTS

NAME:

NexPoint Capital, Inc.

NexPoint Real Estate Strategies Fund

NexPoint Discount Yield Fund

NexPoint Energy and Materials Opportunities Fund

NexPoint Healthcare Opportunities Fund

NexPoint Latin American Opportunities Fund

NexPoint Distressed Strategies Fund

NexPoint Merger Arbitrage Fund

NexPoint Multifamily Capital Trust, Inc.

NREA Gardens, DST